EXHIBIT 10(a)
AMERICAN ELECTRIC POWER COMPANY, INC.
RESTRICTED STOCK UNIT AGREEMENT
____________________________

Date Restricted Stock Unit Award
Pursuant to the
American Electric Power System
2000 Long-Term Incentive Plan

Name:	_______________________________

Grant Date:	_______________________________

Number of Stock Units:	_______________________________

Vesting Dates:	Restricted Stock Units	Vesting Date
(Subject to accelerated vesting in the case of Retirement, or Death pursuant to Section 5 or Change in Control pursuant to Section 6)	# # #	Date 1 Date 2 Date 3

THIS RESTRICTED STOCK UNIT AGREEMENT (this "Agreement") is made as of the Grant Date specified above, by and between American Electric Power Company, Inc., a New York Corporation ("AEP"), and You as named above, and is entered into pursuant to the American Electric Power System 2000 Long-Term Incentive Plan, as in effect and as amended from time to time (the "Plan").

RECITALS:

A.  You are regarded as a key employee of a Subsidiary.

B.  AEP wishes to enter into this Agreement to secure for AEP the benefits of the incentive inherent in equity ownership by a key employee who is responsible for AEP's continued financial success, and to afford You the opportunity to obtain or increase a proprietary interest in AEP and, thereby, to have an opportunity to share in its success.

C.  The Committee has determined that it would be to the advantage and in the best interests of AEP to award the restricted stock units provided for herein to You as an inducement to commence service with, or remain in the service of, a Subsidiary and as an incentive for increased effort during such service.

NOW, THEREFORE, in consideration of the premises and subject to the terms and conditions set forth herein and in the Plan, the parties hereto hereby mutually covenant and agree as follows:

1. Definitions.   In addition to the terms defined elsewhere in this Agreement, the following shall be defined terms when used in this Agreement:

     "Change in Control Price Per Share" means the higher of (i) the highest Fair Market Value of a share of Common Stock during the ninety (90) day period prior to and including the date of a Change in Control or (ii) if the Change in Control is the result of a tender or exchange offer for, merger of, or sale or disposition of all or substantially all of the assets of, AEP, the highest price per share of Common Stock paid thereby. To the extent that all or a portion of the consideration paid in any such transaction described above consists of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in the sole discretion of the Committee.

       "Retirement" means termination of employment with all Subsidiaries after attaining age 55 and having completed at least five (5) years of service.

2, Incorporation By Reference; Plan Document Receipt.   This Agreement is subject in all respects to the terms and provisions of the Plan, all of which terms and provisions are made a part of and incorporated in this Agreement (as if they were expressly set forth herein). In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto under the Plan. You hereby acknowledge receipt of a true copy of the Plan and that you have read and fully understand its contents.

3. Award of Restricted Stock Units and Vesting.   AEP hereby awards to You the aggregate number of Restricted Stock Units specified above ("Restricted Stock Units") each of which, if and when it vests, will convert to a single share of AEP's Common Stock, $6.50 par value. Unless otherwise provided in this Agreement or in the Plan, the Restricted Stock Units shall convert to AEP Common stock on the Vesting Dates specified above. Prior to such conversion, Restricted Stock Units shall have no voting rights.

4. Restricted Stock Units Nontransferable.   These Restricted Stock Units shall not be sold, exchanged, pledged, transferred, assigned, or otherwise encumbered, hypothecated or disposed of by You (or any beneficiary) other than by testamentary disposition by You or by the laws of descent and distribution.

5. Exercise in the Event of Termination of Employment.

5.1. Retirement.   If You cease to be an employee of all Subsidiaries due to Retirement at any time after one (1) year from the Grant Date, the restrictions on your Restricted Stock Units shall be removed on such retirement date.

5.2. Death.   If You die, Your estate or beneficiaries (as the case may be) shall receive these Restricted Stock Units, to the extent You have not previously forfeited them, and the Restricted Stock Units shall be converted to AEP common stock 60 days from the date of your death.

5.3. Other Terminations.   If You cease to be an employee of all Subsidiaries for any reason, except as otherwise provided in this Section 5, any Unvested Restricted Stock Units shall be forfeited on the date of such termination of employment and You shall forfeit any rights or interests in or with respect to these Restricted Stock Units, unless the Committee, in its sole discretion, finds that the circumstances in the particular case so warrant and determines that any or all such Restricted Stock Units shall be vested and converted to AEP Common Stock.

6. Change In Control.   If a Change in Control occurs:

6.1. Acceleration of Restricted Stock Unit Vesting.   Restricted Stock Units, if not vested but outstanding, shall be converted into AEP Common Stock as of the date of the Change in Control, and

6.2. Change in Control Cash-Out Right.   During the ninety (90) day period from and after a Change in Control You shall have the right to exchange AEP Common Stock converted from Restricted Stock Units as the result of a Change In Control for cash in an amount equal to the Change in Control Price Per Share multiplied by the Number of AEP Common Shares as to which the right granted under this Section 6.2 shall have been exercised by giving notice to AEP within such ninety (90) day period. Such Cash payment shall be made within thirty (30) days of such notice and the surrender of these AEP Common Shares to AEP.

7. Restricted Stock Unit Vesting.

7.1 Vested Stock Units.   Upon vesting of your Restricted Stock Units each Restricted Stock Unit shall be converted into a single share of common stock of AEP. Shares of common stock may remain subject to regulatory restrictions such as insider trading restrictions and black-out periods.

7.2 Vested Share Sale and Transfer.   You may sell or transfer any AEP common stock resulting from the conversion of any Restricted Stock Units by delivery to AEP’s designated broker/dealer for stock plan transactions (the “Broker/Dealer”) on any business day a notice, in such manner and form as may be required by the designated broker/dealer, specifying the number of AEP Common Shares You desire to sell or transfer (a “Notice”). Shares of AEP Common Stock may remain subject to regulatory restrictions such as insider trading restrictions and black-out periods.

7.3 Tax Withholding.   The full amount of any and all applicable income tax and employment tax amounts required to be withheld in connection with the vesting and conversion of Restricted Stock Units to AEP Common Stock, or an election to accelerate the taxability of Restricted Stock Units pursuant to section 83b of the IRS code, shall be payable to AEP immediately upon such vesting or election to the extent they become taxable. AEP will accept payment of all taxes withholding obligations only from the Broker/Dealer. The Broker/Dealer is authorized to withdraw the amount of such tax withholding from the stock plan account held by them for You. To the extent that your stock plan account contains insufficient cash to satisfy the amount of such insufficiency the Broker/Dealer is authorized to obtain the additional funds needed through the sale of Vested Stock Units. You may also sell or liquidate other unrestricted and vested assets in your stock plan account to satisfy this obligation by delivery to the broker/dealer on any business day a Notice specifying the other assets You desire to sell (the "Notice"). Shares of common stock may remain subject to regulatory restrictions such as insider trading restrictions and black-out periods.

7.4. Certificate Delivery.   Within a reasonable period of time after the Vesting Date, the Broker/Dealer shall deliver to You certificates or a book-entry statement, as directed by You, for the number of AEP Common Shares acquired on such vesting date.

8. Termination.   These Restricted Stock Units shall terminate and be of no force or effect in accordance with the terms and provisions of Section 5.

9. Notice.   Any Notice or other notice which may be required or permitted under this Agreement shall be in writing, and shall be delivered in person or via fax transmission, overnight courier service or certified mail, postage prepaid, properly addressed as follows:

9.1. Notice to AEP.   If such notice is to AEP, to the attention of the Executive Compensation Department, American Electric Power, 1 Riverside Plaza, Columbus, OH 43215, or at such other address as AEP, by notice to You, may designate in writing from time to time.

9.2  Notice to You.   If such notice is to You, at the address as shown on the records of AEP or at such other address as You, by notice to AEP, may designate in writing from time to time.

IN WITNESS WHEREOF, AEP has caused this Agreement to be executed by its duly authorized officer, and You have hereunto set Your hand, all as of the Grant Date specified above.

AMERICAN ELECTRIC POWER COMPANY, INC.

By: /s/ Michael G. Morris

Michael G. Morris
Chairman, President and Chief Executive Officer

__________________________
(Name)